Execution Copy
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on August 10, 2007 but effective as of the 1st day of March, 2007 (the “Effective Date”), between HCC INSURANCE HOLDINGS, INC. (“HCC” or “Company”) and CRAIG J. KELBEL (“Executive”), sometimes collectively referred to herein as the “Parties.”
R E C I T A L S:
     WHEREAS, Executive is to be employed as Executive Vice President of HCC and President and Chief Executive Officer of HCC Life Insurance Company (“HCCL”);
     WHEREAS, it is the desire of the Board of Directors of HCC (the “Board”) to (i) directly engage Executive as an officer of HCC and its subsidiaries and (ii) directly engage, if elected, the services of Executive as a director of its subsidiaries or affiliates; and
     WHEREAS, Executive is desirous of committing himself to serve HCC on the terms herein provided.
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:
     1. Term. The Company hereby agrees to employ Executive as President and Chief Executive Officer of its subsidiary, HCCL, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period (the “Term”) commencing on the Effective Date and expiring at the earlier to occur of (a) 11:59 p.m. on February 28, 2011 (the “Expiration Date”) and (b) the Termination Date (as hereinafter defined).
     2. Duties.
          (a) Duties as Employee of the Company. Executive shall, subject to the supervision of HCC’s Chief Executive Officer (“CEO”), President and/or Chief Operating Officer (“COO”), be responsible for all domestic life, accident, and health business of the Company in the ordinary course of its business with all such powers with respect to such management and control as may be reasonably incident to such responsibilities. Executive may also be responsible for special corporate projects as designated by the CEO, President and/or COO, including any merger or acquisition projects or the management of any acquired or merged subsidiaries. During normal business hours, Executive shall devote substantially all of his time and attention to diligently attending to the business of the Company. During the Term, Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior consent of the CEO. However, Executive shall have the right to engage in such activities as may be appropriate in order to manage his personal investments and in educational, charitable and philanthropic activities so long as such activities do not interfere or conflict with the performance of his duties to the Company hereunder. The conduct of such activity shall not be deemed to materially interfere or conflict with Executive’s performance of his duties until Executive has been notified in writing thereof and given a reasonable period in which to cure same.

          (b) Relinquishment. It is understood and agreed that Executive may be asked to relinquish the position of President of HCCL to a qualified successor appointed by the Board of Directors of HCCL and that such action shall in no way (1) change the other current responsibilities of Executive or those which may be added from time-to-time by the CEO, President and/or COO, (2) constitute “Good Reason” or “Cause” (as hereinafter defined), or (3) otherwise affect this Agreement.
          (c) Other Duties.
               (1) If elected, Executive agrees to serve in one or more executive offices, managerial committees or director positions of any of HCC’s subsidiaries, provided Executive is indemnified for serving in any and all such capacities in a manner acceptable to the Company and Executive. Executive agrees that while a full time employee he shall not be entitled to receive any compensation, if elected, for serving in any capacities of HCC’s subsidiaries other than the compensation to be paid to Executive by the Company pursuant to this Agreement.
               (2) Executive acknowledges and agrees that he has read and considered the written business policies and procedures of HCC as posted on HCC’s intranet and that he will abide by such policies and procedures throughout the term of his employment with the Company. Executive further agrees that he will familiarize himself with any amendments to the policies and procedures and that he will abide by such policies and procedures as they may change from time to time.
     3. Compensation and Related Matters.
          (a) Base Salary. During the Term Executive shall receive a base salary (the “Base Salary”) paid by the Company at the annual rate of $612,000, payable not less frequently than in substantially equal monthly installments (or such other, more frequent times as executives of HCC normally are paid).
          (b) Bonus Payments. During the Term, Executive shall be eligible to receive, in addition to the Base Salary, an annual cash bonus payment in amounts to be determined as follows.
               (1) If Executive is a participant under the 2007 Incentive Compensation Plan (the “Incentive Plan”) for a calendar year during the Term, then Executive’s bonus payment, if any, for such year shall be determined and paid in accordance with the terms of the Incentive Plan.
               (2) If Executive is not a participant in the Incentive Plan for a calendar year during the Term, then Executive’s bonus payment, if any, for such year shall be determined in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”) and payable in a lump sum within 30 days after the Compensation Committee’s determination of the amount of said cash bonus. The Board or Compensation Committee may unilaterally reduce or eliminate any such annual bonus payment, if any, up until the time the bonus is actually paid (and notwithstanding any earlier, tentative determination of the bonus amount). There shall be no minimum bonus payable to Executive under this subsection (2), and, except as provided in Sections 4(c)(5) and 4(d)(4), no bonus shall be payable to Executive pursuant to this subsection (2) for a year if Executive’s Termination Date occurs at any time during such year.

          (c) Expenses. During the Term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him (in accordance with the policies and procedures established by the Board for the Company’s senior executive officers) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.
          (d) Medical and Other Benefits.
               (1) Other Benefits. From time to time the Company may make available other compensation and employee benefit plans and arrangements. During the Term Executive shall be eligible to participate in such other compensation and employee benefit plans and arrangements, except the Company’s paid time off policy, on the same basis as similarly situated senior executive officers and key management employees of the Company, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements, as amended from time to time. Nothing in this Agreement shall be deemed to confer upon Executive or any other person (including any beneficiary or dependent of Executive) any rights under or with respect to any such plan or arrangement or to amend any such plan or arrangement, and Executive and each other person (including any beneficiary) shall be entitled to look only to the express terms of any such plan or arrangement for his or her rights thereunder. Nothing paid to Executive under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to Section 3(a).
               (2) Continuation of Health Coverage after a Voluntary Termination or Termination for Cause. If Executive’s employment ceases pursuant to Section 4(e), Executive and/or his “qualified beneficiaries” (as defined by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) shall be eligible to continue coverage under the Company’s group health plans in which they participate on the Termination Date (including any successor health plans, the “Company Health Plans”) only to the extent permitted by the terms of those plans in accordance with the requirements of COBRA. Executive and/or his qualified beneficiaries shall pay the full cost of any Company Health Plan coverage continued pursuant to the immediately preceding sentence.
               (3) Continuation of Health Coverage after Death.
          (i) If Executive’s employment ceases pursuant to Section 4(c), each qualified beneficiary of Executive shall be eligible to continue coverage under the Company Health Plans in which they participated on the Termination Date until the expiration of the maximum required period for continuation coverage under COBRA, determined as if such qualified beneficiary elected COBRA continuation coverage and paid the required premium for such continuation coverage. The Company shall pay the full required premium for such continuation coverage, which shall satisfy any obligation to provide continuation coverage under COBRA for such period.
          (ii) After the continuation coverage under subsection (i) above ends, the Company shall reimburse Executive’s qualified beneficiaries who would have been eligible for coverage under the Company Health Plans at such time had

Executive continued to be an active employee of the Company for the cost of the premium for (A) an individual health insurance policy or policies which provide benefits during the Extended Coverage Period (as hereinafter defined) which are comparable in the aggregate to the benefits provided under the Company Health Plans (exclusive of the Company’s health flexible spending account plan) or (B) health coverage under any other employer health plan which is available to the qualified beneficiaries and which provides benefits during the Extended Coverage Period which are comparable in the aggregate to the benefits provided under the Company Health Plans (exclusive of the Company’s health flexible spending account plan); provided, however, that the Company shall not reimburse the cost of such health coverage for a qualified beneficiary (including Executive’s spouse) to the extent that coverage extends beyond the Extended Coverage Period for such qualified beneficiary. Such reimbursement shall be subject to the requirements of Section 3(d)(5).
               (4) Continuation of Health Coverage after Other Termination Events.
          (i) If Executive’s employment ceases pursuant to Section 4(b), 4(d), or 4(f) or if Executive ceases to be an employee of the Company on or after January 1, 2010 for any reason other than termination for Cause, Executive and each of his qualified beneficiaries shall be eligible to continue coverage under the Company Health Plans in which they participate on the Termination Date until the expiration of the maximum required period for continuation coverage under COBRA, determined as if Executive and each such qualified beneficiary elected COBRA continuation coverage and paid the required premium for such continuation coverage. The Company shall pay the full required premium for such continuation coverage, which shall satisfy any obligation to provide continuation coverage under COBRA for such period.
          (ii) After the continuation coverage under subsection (i) above ends, the Company shall reimburse Executive for the cost of the premium for (A) an individual health insurance policy or policies which provide benefits to Executive and his qualified beneficiaries who would have been eligible for coverage under the Company Health Plans at such time had Executive continued to be an active employee of the Company during the Extended Coverage Period (as hereinafter defined), which benefits are comparable in the aggregate to the benefits provided under the Company Health Plans (exclusive of the Company’s health flexible spending account plan and determined after applying the Company Health Plan provisions regarding coordination of benefits if other health coverage is available to Executive) or (B) health coverage under any other employer health plan which is available to Executive and such qualified beneficiaries and which provides benefits during the Extended Coverage Period which are comparable in the aggregate to the benefits provided under the Company Health Plans (exclusive of the Company’s health flexible spending account plan); provided, however, that the Company shall not reimburse the cost of such health coverage for Executive or for a qualified beneficiary (including Executive’s spouse) to the extent such coverage extends beyond the Extended Coverage Period for Executive or for such qualified beneficiary. Such reimbursement shall be subject to the requirements of Section 3(d)(5).
               (5) The amount of expenses eligible for reimbursement under the provisions of Sections 3(d)(3) and 3(d)(4) which refer to this Section 3(d)(5) during the taxable year of the recipient of such reimbursements shall not affect the expenses eligible for reimbursement in any other taxable year. The recipient must submit such eligible expenses to the Company within a reasonable period of time after the expenses are incurred, and payment for any such expenses must occur on or before the last day of the recipient’s taxable year following the taxable year in which the expense was incurred (expenses submitted after this payment deadline shall not be eligible for reimbursement). The right to reimbursement of such expenses is not subject to liquidation or exchange for any other benefit.
               (6) The “Extended Coverage Period” for Executive or a qualified beneficiary (including Executive’s spouse) is the period (i) beginning on the date on which deemed COBRA continuation coverage ends and (ii) ending on the earlier to occur of (A) in the case of Executive, the date Executive becomes entitled to Medicare coverage and, in the case of Executive’s spouse, the date Executive’s spouse becomes entitled to Medicare coverage and (B) the date on which Executive’s qualified beneficiary (other than Executive’s spouse) would have ceased to be eligible for coverage under the terms of the Company Health Plans if Executive had continued to be an active employee of the Company.
          (e) Vacations. Executive shall be entitled to twenty-five (25) paid vacation days per year during the Term, or such additional number as may be determined by the Board from time to time, but in no event shall any unused vacation days carry over from year-to-year. For purposes of this Section, weekends shall not count as vacation days, and Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.
          (f) Proration. The Base Salary, bonus, and vacation payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed. The amounts payable to Executive pursuant to subsections (g) through (h) below in respect of any month during which Executive is employed by the Company for less than the entire month shall be prorated in accordance with the number of days in such month during which he is so employed.
          (g) Country Club Dues. During the Term, the Company shall reimburse Executive for his monthly dues to Lochinvar Country Club in Houston, Texas.
          (h) Apartment. During the Term, the Company shall provide Executive with an allowance not to exceed $3,000.00 per month for a corporate furnished apartment in the Atlanta, Georgia area.
          (i) Air Travel. During the Term, Executive shall be entitled to domestic first class and international business class air travel, where available, when traveling on Company business, and Executive agrees to use any upgrade programs or opportunities for such travel whenever feasible.
          (j) Stock Options. Stock options, if any, issued to Executive during the Term shall be issued under a stock option agreement containing terms with respect to vesting and exercise upon the occurrence of certain termination events that are substantially the same as those set forth on Exhibit 3(j) hereto, subject to any then required approval by the Compensation Committee of the Board.
     4. Termination.
          (a) Definitions.
               (1) “Cause” shall mean any of the following:
          (i) Material dishonesty by Executive which is not the result of an inadvertent or innocent mistake of Executive with respect to the Company or any of its subsidiaries;
          (ii) Willful misfeasance or nonfeasance of duty by Executive;
          (iii) Material violation by Executive of any material term of this Agreement; or
          (iv) Conviction of Executive of any felony, any crime involving moral turpitude, or any crime (other than a vehicular offense not involving DUI or personal injury) which in some material fashion results in the injury of the Company’s and any of its subsidiaries’ reputation, business, or business relationships.
Executive may not be terminated for Cause unless and until there has been delivered to Executive written notice from the CEO supplying the particulars of Executive’s acts or omissions that the Board believes constitute Cause, a reasonable period of time (not less than 30 days) has been given to Executive after such notice to either cure the same or to meet with the CEO, with his attorney if so desired by Executive, and following which the CEO reaffirms that Executive has been terminated for Cause as of the date set forth in the final notice to Executive.
               (2) A “Change of Control” shall be deemed to have occurred if:
          (i) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the Company’s then outstanding voting common stock; or
          (ii) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (a) in which a majority of the directors of the surviving entity were directors of the Company prior to such consolidation or merger, and (b) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or
          (iii) The shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
               (3) A “Disability” shall mean the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Executive shall be considered to have a Disability (i) if he is determined to be totally disabled by the Social Security Administration or (ii) if he is determined to be disabled under HCC’s long-term disability plan in which Executive participates and if such plan defines “disability” in a manner that is consistent with the immediately preceding sentence.
               (4) A “Good Reason” shall mean any of the following (without Executive’s express written consent):
          (i) A material diminution in Executive’s authority, duties, or responsibilities;
          (ii) A material diminution in Executive’s Base Salary;
          (iii) A relocation of the Company’s principal executive offices, or Executive’s relocation to any place other than the principal executive offices, exceeding a distance of fifty (50) miles from the Company’s current executive office located in Houston, Texas, except for reasonably required travel by Executive on the Company’s business; or
          (iv) Any material breach by the Company of any provision of this Agreement.
However, Good Reason shall exist with respect to a matter specified above only if such matter is not corrected by the Company within thirty (30) days after the Company’s receipt of written notice of such matter from Executive. Any such notice from Executive must be provided within thirty (30) days after the initial existence of the specified event. In no event shall a termination by Executive occurring more than ninety (90) days following the initial date of the event described above be a termination for Good Reason due to such event.
               (5) “Termination Date” shall mean the date Executive’s employment with the Company terminates or is terminated for any reason pursuant to this Agreement. For purposes of Sections 4(d), 6, and 19(a), Executive’s employment with the Company shall be considered terminated only if Executive has a “separation from service” with the Company and its controlled subsidiaries and affiliates as such term is defined for purposes of sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (including any related Treasury regulations) (the “Code”). To the extent permitted by Code section 409A, Executive may be considered to have such a separation from service even if (i) he continues to provide services as a non-employee director of the Company or any of its controlled subsidiaries or affiliates and/or (ii) he continues to provide limited services as an employee or independent contractor of the Company or any of its controlled subsidiaries or affiliates.
          (b) Termination Without Cause or Termination For Good Reason: Benefits. In the event the Company terminates Executive’s employment with the Company without Cause during the Term or if Executive terminates his employment with the Company for Good Reason during the Term, this Agreement shall terminate, and Executive shall be entitled to the following severance benefits:
               (1) An amount equal to the Base Salary that would have been payable after the Termination Date and before the Expiration Date plus an amount equal to the total Consulting Fees (as hereinafter defined) that would have been payable during the Consulting Period (as hereinafter defined) had Executive retired on the Expiration Date and provided Consulting Services (as hereinafter defined) during such period in accordance with Section 6, payable in a lump sum in cash, appropriately discounted for present value at the rate of return on 90-day Treasury bills in existence at the Termination Date. Such amount shall be paid within thirty (30) days after the Termination Date and, in any event, shall be paid after such Termination Date and before March 15 of the year following the year containing such Termination Date;
               (2) If Executive is a participant in the Incentive Plan, his entitlement to a bonus following the Termination Date shall be determined in accordance with the terms of the Incentive Plan. If Executive is not a participant in the Incentive Plan, he shall not be entitled to any bonus payments after the Termination Date;
               (3) A lump sum cash payment in the amount of $2200.00 times the number of months after the Termination Date and before the Expiration Date in lieu of any other benefits that cease on the Termination Date. Such amount shall be appropriately discounted for present value at the rate of return on 90-day Treasury bills in existence at the Termination Date and shall be paid within thirty (30) days after the Termination Date and, in any event, shall be paid after such Termination Date and before March 15 of the year following the year containing such Termination Date. Executive shall not be entitled to any additional payments for such other benefits;
               (4) Health coverage or reimbursement for the cost of health coverage as provided in Section 3(d)(4);
               (5) All accrued Base Salary through the Termination Date and all unreimbursed expenses through the Termination Date in accordance with Section 3(c). Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date; and

               (6) Executive shall be free to accept other employment, and there shall be no offset of any employment compensation earned by Executive in such other employment against payments due Executive under this Section 4. Without limiting the foregoing, there shall be no offset of any compensation received from such other employment against the Base Salary set forth above unless Executive accepts employment that is in violation of his obligations under Section 5 of this Agreement.
          (c) Termination In Event of Death: Benefits. If Executive’s employment is terminated by reason of Executive’s death during the Term, this Agreement shall terminate without further obligation to Executive’s estate or legal representatives under this Agreement, other than for
               (1) Payment of all accrued Base Salary and unreimbursed expenses (in accordance with Section 3(c)) due through the date of death. Such amounts shall be paid to Executive’s estate in a lump sum in cash within thirty (30) days after the Termination Date;
               (2) Health coverage or reimbursement for the cost of health coverage for Executive’s eligible qualified beneficiaries in accordance with Section 3(d)(3);
               (3) A lump sum cash payment in the amount of $2200.00 times the lesser of (i) eighteen (18) months or (ii) the number of months after Executive’s death and before the Expiration Date in lieu of any other benefits that cease on the date of Executive’s death. Such amount shall be appropriately discounted for present value at the rate of return on 90-day Treasury bills in existence at the Termination Date and shall be paid within thirty (30) days after the Termination Date and, in any event, shall be paid after such Termination Date and before March 15 of the year following the year containing such Termination Date. Executive shall not be entitled to any additional payments for such other benefits;
               (4) Payment of an additional amount equal to Executive’s Base Salary for the lesser of (i) eighteen (18) months or (ii) the period from the Termination Date to the Expiration Date. Such amount shall be appropriately discounted for present value at the rate of return on 90-day Treasury bills in existence at the Termination Date and shall be paid to Executive’s estate in a lump sum in cash within thirty (30) days after the Termination Date; provided that such amount shall in any event be paid after such Termination Date and before March 15 of the year following the year containing such Termination Date; and
               (5) If Executive is a participant in the Incentive Plan, his entitlement to a bonus following the Termination Date shall be determined in accordance with the terms of the Incentive Plan. If Executive is not a participant in the Incentive Plan, he shall be entitled to consideration for a bonus payment under Section 3(b)(2) with respect to the year in which Executive dies; provided that the payment of any such bonus, if any, shall in any event occur on or after such date of death and before March 15 of the year following the year of death.
          (d) Termination In Event of Disability: Benefits. If Executive’s employment is terminated by reason of Executive’s Disability during the Term, this Agreement shall terminate and Executive shall be entitled to the following benefits (without any reduction or offset for any long-term disability benefits Executive actually receives):

               (1) Payment of all accrued Base Salary through the Termination Date and all unreimbursed expenses through the Termination Date in accordance with Section 3(c). Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date;
               (2) Health coverage or reimbursement for the cost of health coverage as provided in Section 3(d)(4);
               (3) Payment of an amount equal to Executive’s Base Salary for the lesser of (i) eighteen (18) months or (ii) the period from the Termination Date to the Expiration Date. Such amount shall be appropriately discounted for present value at the rate of return on 90-day Treasury bills in existence at the Termination Date and shall be payable in a lump sum in cash within thirty (30) days after the Termination Date; provided that such amount shall in any event be paid after such Termination Date and before March 15 of the year following the year containing such Termination Date;
               (4) If Executive is a participant in the Incentive Plan, his entitlement to a bonus following the Termination Date shall be determined in accordance with the terms of the Incentive Plan. If Executive is not a participant in the Incentive Plan, he shall be entitled to consideration for a bonus payment under Section 3(b)(2) with respect to the year in which Executive’s employment terminates due to Disability; provided that any payment of such bonus, if any, shall in any event occur on or after such Termination Date and before March 15 of the year following the year containing such Termination Date; and
               (5) A lump sum cash payment in the amount of $2200.00 times the lesser of (i) eighteen (18) months or (ii) the number of months after Executive’s Termination Date and before the Expiration Date in lieu of any other benefits that cease on the date of Executive’s Termination Date. Such amount shall be appropriately discounted for present value at the rate of return on 90-day Treasury bills in existence at the Termination Date and shall be paid within thirty (30) days after the Termination Date and, in any event, shall be paid after such Termination Date and before March 15 of the year following the year containing such Termination Date. Executive shall not be entitled to any additional payments for such other benefits.
          (e) Voluntary Termination by Executive and Termination for Cause: Benefits. Executive may terminate his employment with the Company without Good Reason (including without limitation a voluntary retirement from the Company on or after January 1, 2010 followed by the commencement of Consulting Services as described in Section 6, but excluding a termination pursuant to Section 4(f)) by giving written notice of his intent and stating an effective Termination Date at least ninety (90) days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive’s Base Salary through the proposed Termination Date and also vesting awards (including stock option awards granted on, before, or after the Effective Date) that would have vested but for this acceleration of the proposed Termination Date. The provisions of this Section 4(e) requiring the vesting of any stock options due to the Company’s acceleration of the Termination Date constitute an amendment to the terms of each applicable option agreement. Upon such a termination by Executive or upon termination for Cause by the Company, this Agreement shall terminate (except as provided in Section 6 in the event of a qualifying voluntary termination without Good Reason), and the Company shall pay to Executive
               (1) Payment of all accrued Base Salary and unreimbursed expenses (in accordance with Section 3(c)) through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within sixty (60) days after the Termination Date.
          (f) Voluntary Termination by Executive after a Change of Control: Benefits. If Executive’s authority, duties, or responsibilities are materially diminished within twelve (12) months after a Change of Control occurs, Executive notifies the Company of such diminution within thirty (30) days, and the Company does not fully correct the condition within thirty (30) days after receiving such notice, Executive may voluntarily terminate his employment with the Company and shall be entitled to the following severance benefits set forth in this Section 4(f). In no event shall a termination by Executive in accordance with this Section 4(f) occur more than ninety (90) days following the initial date of the notice of diminution of duties described above.
               (1) An amount equal to the Base Salary that would have been payable after the Termination Date and before the Expiration Date plus an amount equal to the total Consulting Fees (as hereinafter defined) that would have been payable during the Consulting Period (as hereinafter defined) had Executive retired on the Expiration Date and provided Consulting Services (as hereinafter defined) during such period in accordance with Section 6, payable in a lump sum in cash, appropriately discounted for present value at the rate of return on 90-day Treasury bills in existence at the Termination Date. Such amount shall be paid within thirty (30) days after the Termination Date and, in any event, shall be paid after such Termination Date and before March 15 of the year following the year containing such Termination Date.
               (2) If Executive is a participant in the Incentive Plan, his entitlement to a bonus following the Termination Date shall be determined in accordance with the terms of the Incentive Plan. If Executive is not a participant in the Incentive Plan, he shall not be entitled to any bonus payments after the Termination Date.
               (3) A lump sum cash payment in the amount of $2200.00 times the number of months after the Termination Date and before the Expiration Date in lieu of any other benefits that cease on the Termination Date. Such amount shall be appropriately discounted for present value at the rate of return on 90-day Treasury bills in existence at the Termination Date and shall be paid within thirty (30) days after the Termination Date and, in any event, shall be paid after such Termination Date and before March 15 of the year following the year containing such Termination Date. Executive shall not be entitled to any additional payments for such other benefits;
               (4) Health coverage or reimbursement for the cost of health coverage as provided in Section 3(d)(4);
               (5) All accrued Base Salary through the Termination Date and all unreimbursed expenses through the Termination Date in accordance with Section 3(c). Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date; and

               (6) Executive shall be free to accept other employment, and there shall be no offset of any employment compensation earned by Executive in such other employment against payments due Executive under this Section 4. Without limiting the foregoing, there shall be no offset of any compensation received from such other employment against the Base Salary set forth above unless Executive accepts employment that is in violation of his obligations under Section 5 of this Agreement.
          (g) Director Positions. Upon termination of employment for any reason Executive shall immediately tender his resignation from any and all officer and board of director positions held with the Company and/or any of its subsidiaries and affiliates.
     5. Non-Competition, Non-Solicitation and Confidentiality. At the inception of this employment relationship, and continuing on an ongoing basis, the Company agrees to give Executive Confidential Information (including, without limitation, Confidential Information, as defined below, of the Company’s affiliates) which Executive has not had access to or knowledge of before the execution of this Agreement. At the time this Agreement is made, the Company agrees to provide Executive with initial and ongoing Specialized Training, which Executive has not had access to or knowledge of before the execution of this Agreement. “Specialized Training” includes the training the Company provides to its employees that is unique to its business and enhances Executive’s ability to perform Executive’s job duties effectively. Specialized Training includes, without limitation, orientation training; sales methods/techniques training; operation methods training; and computer and systems training.
     In consideration of the foregoing, Executive agrees as follows:
          (a) Non-Competition During Employment. Executive agrees that, in consideration for the Company’s promise to provide Executive with Confidential Information and Specialized Training, during the Term he will not compete, or prepare to compete, with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Company.
          (b) Conflicts of Interest. Executive agrees that during the Term, he will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) which might adversely affect the Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the Chairman of the Board of the Company in writing as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which might in Executive’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

          (c) Non-Competition After Termination. Executive agrees that Executive shall not, at any time during the period of two (2) years after the termination of the Term for any reason, within any of the markets in which the Company has sold products or services or formulated a plan to sell products or services into a market during the last twelve (12) months of Executive’s employ; engage in or contribute Executive’s knowledge to any work which is competitive with or similar to a product, process, apparatus, service, or development on which Executive worked or with respect to which Executive had access to Confidential Information while employed by the Company. Following the expiration of said two (2) year period, Executive shall continue to be obligated under the Confidential Information Section of this Agreement not to use or to disclose Confidential Information of the Company so long as it shall not be publicly available. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid.
          (d) Non-Solicitation of Customers. Executive further agrees that for a period of two (2) years after the termination of the Term, he will not solicit or accept any business from any customer or client or prospective customer or client with whom Executive dealt or solicited while employed by Company during the last twelve (12) months of his employment.
          (e) Non-Solicitation of Employees. Executive agrees that for the duration of the Term, and for a period of two (2) years after the termination of the Term he will not either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by the Company or any person that has been employed by the Company within the previous six (6) months to work for Executive or for another entity, firm, corporation, or individual.
          (f) Confidential Information. Executive further agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Section shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement. Executive’s obligations under this Section with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of Company. Confidential Information is defined to include information: (1) disclosed to or known by Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company; and (3) which relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to the Company’s trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.

          (g) Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, Executive’s residence or houses, and on the premises of the Company upon termination of Executive’s employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement. All office equipment, telecommunications equipment and equipment of a like or similar kind installed by the Company at the residence of Executive to facilitate necessary communication and assist Executive in the performance of his duties shall be conveyed to Executive without the payment of consideration upon termination of Executive’s employment for any reason and after an opportunity for inspection and removal of Company information. The Parties understand and agree that the materials described in this Section 5(g) exclude all of Executive’s personal files, personal e-mail correspondence, personal notes and professional readers.
          (h) Reaffirm Obligations. Upon termination of his employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive’s recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.
          (i) Prior Disclosure. Executive represents and warrants that he has not used or disclosed any Confidential Information he may have obtained from the Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.
          (j) Confidential Information of Prior Companies. Executive will not disclose or use during the period of his employment with the Company any proprietary or Confidential Information or copyrighted works which Executive may have acquired because of employment with an employer other than the Company or acquired from any other third party, whether such information is in Executive’s memory or embodied in a writing or other physical form.
          (k) Breach. Executive agrees that any breach of Sections 5(a), (c), (d), (e) or (f) above cannot be remedied solely by money damages, and that in addition to any other remedies the Company may have, the Company is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting Company’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any payments that may be due pursuant to this Agreement.
          (l) Right to Enter Agreement. Executive represents and covenants to Company that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a party or by which he is bound.

          (m) Extension of Post-Employment Restrictions. In the event Executive breaches Sections 5(c), (d), or (e) above, the restrictive time periods contained in those provisions will be extended by the period of time Executive was in violation of such provisions. The restrictive time periods contained in Sections 5(c), (d), or (e) shall likewise be extended during any time period in which litigation is pending by Executive against the Company or by the Company against Executive with regard to the enforcement of the provisions of Section 5 of this Agreement.
          (n) Enforceability. The agreements contained in Section 5 are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of this Section does not excuse Executive from complying with the agreements contained herein.
          (o) Ownership in Publicly Traded Company. Executive’s ownership in a publicly traded business entity in competition with the Company shall not be regarded by the Parties as employment in a competitive activity in violation of this Section, provided that Executive’s ownership interest in such company is passive and constitutes no more than a two percent (2%) ownership in the stock of such publicly traded company.
     6. Consulting Agreement. Upon Executive’s retirement from the Company on or after January 1, 2010 (other than a voluntary termination after a Change of Control pursuant to Section 4(f)) or upon Executive’s cessation as an employee of the Company (other than Executive having been terminated for Cause) after the Expiration Date, Executive agrees to serve and the Company agrees to retain Executive as a consultant (as an independent contractor and not as an employee) for a period equal to the number of whole years after January 1, 2002 wherein Executive was a full-time employee of the Company (the “Consulting Period”).
          (a) Executive agrees to provide up to 250 hours of consulting service (the “Consulting Services”) per year during the Consulting Period, as required by the Company.
          (b) The Company shall pay Executive $75,000 per year during the Consulting Period, payable monthly, in advance beginning on the first day of the month immediately following the Termination Date (the “Consulting Fees”); provided, however, that if upon the Termination Date Executive is a “specified employee” within the meaning of Code section 409A, then payment of any Consulting Fees otherwise payable during the first six (6) months following the Termination Date shall be deferred until the date that is six (6) months following the Termination Date in accordance with Section 19(a).
          (c) The Consulting Services to be provided shall be commensurate with Executive’s training, background, experience and prior duties with the Company. Executive agrees to make himself reasonably available to provide such Consulting Services during the Consulting Period; provided, however, the Company agrees that it shall provide reasonable advance notice to Executive of its expected consulting needs and any request for Consulting Services hereunder shall not unreasonably interfere with Executive’s other business activities and personal affairs as determined in good faith by Executive. In addition, Executive shall not be required to perform any requested Consulting Services which, in Executive’s good faith opinion, would cause Executive to breach any fiduciary duty or contractual obligation Executive may have to another employer. Executive’s travel time shall constitute hours of Consulting Services for purposes of this Section 6. The Parties contemplate that, when appropriate, the Consulting Services shall be performed at Executive’s office or residence and at the Company’s executive offices in Houston, Texas and may be performed at such other locations only as they may mutually agree upon. Executive shall be properly reimbursed for all travel and other expenses reasonably incurred by Executive in rendering the Consulting Services. Executive’s entitlement to continued payment under this Section shall immediately terminate if Executive engages in any conduct violative of the provisions of Section 5 of this Agreement.
          (d) In the event of Executive’s death or Disability during the Consulting Period, the Company shall pay to Executive (or Executive’s estate in the case of Executive’s death) the remaining Consulting Fees for the Consulting Period in a lump sum in cash, appropriately discounted for present value at the rate of return on 90-day Treasury bills in existence at the date of Executive’s death or Disability. Such amount shall be paid within thirty (30) days after the date of Executive’s death or Disability; provided, however, that with respect to any such payment that would be made as a result of Executive’s Disability, if such payment would be made within six (6) months after the Termination Date and if Executive is a “specified employee” within the meaning of Code section 409A as of the Termination Date, then such payment shall be deferred until the date that is six (6) months following the Termination Date in accordance with Section 19(a). Executive’s estate shall not have the right to designate the taxable year of such payment.
     7. Assignment. This Agreement cannot be assigned by Executive. The Company may assign this Agreement only to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company provided such successor expressly agrees in writing reasonably satisfactory to Executive to assume and perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and assignment had taken place. The Company shall obtain the assumption and performance of this Agreement by any such successor; provided, however, that such commitment by the Company (including a failure to satisfy such commitment) shall not give Executive the right to object to or enjoin any transaction among the Company, any of its affiliates, and any such successor. To the extent a failure by the Company to satisfy the foregoing commitment constitutes a material breach of this Agreement and to the extent not cured in accordance with Section 4(a)(4), such failure shall constitute “Good Reason” pursuant to Section 4(a)(4)(iv).
     8. Binding Agreement. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.
     9. Survivability. The provisions of this Agreement which call for performance after the end of the Term, including, without limitation, the agreements contained in Section 3(d)(2)-(6), Section 5, and Section 6 (to the extent applicable) shall survive the termination of this Agreement for any reason.
     10. Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by facsimile to the number set forth below. Notice deposited in the

United States Mail, mailed in the manner described herein above, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received:

If to Executive:	Craig J. Kelbel
12202 Preece Court
Cypress, Texas 77429
Fax: (281) 370-8470

If to Company:	HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, Texas 77040
Fax: (713) 462-2401
Attention: General Counsel
     11. Waiver. No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.
     12. Severability. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.
     13. Arbitration. Except as provided in subsection (d) below, in the event any dispute arises out of or related to Executive’s employment with or by the Company, or separation/termination therefrom, which cannot be resolved by the Parties to this Agreement, such dispute shall be submitted to final and binding arbitration. Except as provided in subsection (d) below, arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Executive’s employment with the Company, or separation therefrom.
          (a) The arbitration shall be conducted in accordance with the National Rules for the resolution of Employment Disputes of the American Arbitration Association (“AAA”). If the Parties cannot agree on an arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Executive striking first. Subject to subsection (c) below, cost of the arbitration will be shared equally by Executive and Company. Such arbitration shall be held in Houston, Texas.
          (b) Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof by the filing of a petition to enforce the award. Costs of filing may be recovered by the party that initiates such action to have the award enforced.
          (c) The Company shall promptly reimburse Executive for all eligible, reasonable costs and expenses incurred in connection with any dispute, controversy, or claim submitted to binding arbitration in accordance with this Section in an amount up to, but not exceeding an amount equal to twenty percent (20%) of Executive’s Base Salary (or, if the dispute arises during the Consulting Period, Executive’s Base Salary as in effect immediately prior to the beginning of the

Consulting Period) per taxable year of Executive, unless Executive was terminated for Cause, in which event Executive shall not be entitled to reimbursement unless and until it is determined he was terminated other than for Cause. To be eligible for reimbursement under this subsection (c), (1) the expenses must be incurred during the period beginning on the Effective Date and ending on the date that is ten (10) years after the end of the Term and (2) the expenses must be submitted to the Company for reimbursement within ninety (90) days after the end of the taxable year of Executive in which the expenses were incurred. Amounts eligible for reimbursement shall be paid to Executive before the last day of the taxable year of Executive following the taxable year in which the expenses were incurred. The amount of expenses eligible for reimbursement during Executive’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year of Executive. Executive’s right to reimbursement under this subsection (c) may not be assigned, alienated, or exchanged for any other benefit.
          (d) It is specifically agreed by the Parties that any enforcement action by the Company against Executive for equitable relief, including, but not limited to, injunctive relief under Section 5 of this Agreement shall not be subject to this Section requiring arbitration and that the Company shall not be required to seek arbitration against Executive for any purported violation by Executive of his obligations under Section 5 of this Agreement.
     14. Entire Agreement. The terms and provisions contained herein shall constitute the entire agreement between the parties with respect to Executive’s employment with Company during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing Agreements entered into between Executive and the Company relating generally to the same subject matter, if any, and shall be binding upon Executive’s heirs, executors, administrators, or other legal representatives or assigns.
     15. Modification of Agreement. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of Company.
     16. Effective Date. It is understood by the Parties that this Agreement shall be effective as of the Effective Date when signed by both the Company and Executive.
     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of law principles.
     18. Jurisdiction and Venue. With respect to any litigation regarding this Agreement, Executive agrees to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive agrees to personal jurisdiction in the state and federal courts in Harris County, Texas.
     19. Compliance With Code Section 409A.
          (a) Delay in Payments. Notwithstanding anything to the contrary in this Agreement, (i) if upon the Termination Date Executive is a “specified employee” within the meaning of Code section 409A (determined by applying the default rules applicable under such

Code section except to the extent such rules are modified by a written resolution that is adopted by the Compensation Committee and that applies for purposes of all deferred compensation plans of the Company and its affiliates) and the deferral of any amounts otherwise payable under this Agreement as a result of Executive’s termination of employment is necessary in order to prevent any accelerated or additional tax to Executive under Code section 409A, then the Company will defer the payment of any such amounts hereunder until the date that is six months following the Termination Date, at which time any such delayed amounts will be paid to Executive in a single lump sum, with interest from the date otherwise payable at the rate of return on 90-day Treasury bills in existence at the Termination Date and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Code section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A.
          (b) Overall Compliance. To the extent any provision of this Agreement or any omission from the Agreement would (absent this Section 19(b)) cause amounts to be includable in income under Code section 409A(a)(1), the Agreement shall be deemed amended to the extent necessary to comply with the requirements of Code section 409A; provided, however, that this Section 19(b) shall not apply and shall not be construed to amend any provision of the Agreement to the extent this Section 19(b) or any amendment required thereby would itself cause any amounts to be includable in income under Code section 409A(a)(1).
          (c) Reformation. If any provision of this Agreement would cause Executive to occur any additional tax under Code section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Code section 409A.
          (d) Code Section 409A Excise Tax Gross Up. If the terms of this Agreement (as may be modified under Sections 19(b) and 19(c)) or any action or omission by the Company in its performance under this Agreement, causes any payment or benefit received or to be received by Executive from the Company pursuant to this Agreement (the “Agreement Payments”) to be subject to the excise tax and additional interest imposed by Code section 409A(a)(1)(B) (the “409A Excise Tax”), the Company shall pay Executive, at the time specified below, an additional amount (the “409A Gross-Up Payment”) such that the net amount that Executive retains, after deduction of the 409A Excise Tax on the Agreement Payments; any federal, state, and local income and employment taxes; any additional 409A Excise Taxes upon the 409A Gross-Up Payment; and any interest, penalties, or additions to tax payable by Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in section 1274(d) of the Code) in such calculation) of the Agreement Payments at the time such payments are to be made. Payment of such additional amount shall occur on or before the earlier to occur of (i) the date which the Company is required to withhold any such taxes and (ii) the date on which Executive remits such taxes to the Internal Revenue Service (to the extent not withheld). For purposes of determining the amount of the 409A Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the 409A Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of Executive’s residence in the calendar year in which the 409A Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates. This Section 19(d) does not require the Company to pay, reimburse, or gross up Executive with respect to excise taxes imposed under any other section of the Code or under state or local law.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple copies, effective as of the Effective Date.

EXECUTIVE:	COMPANY:
HCC Insurance Holdings, Inc.

/s/ Craig J. Kelbel	By:	/s/ Frank J. Bramanti

Craig J. Kelbel		Frank J. Bramanti,
Chief Executive Officer

Date: August 10, 2007	Date: August 10, 2007

Acknowledged by:

	By:	/s/ John N. Molbeck, Jr.

John N. Molbeck, Jr.,
President and Chief Operating Officer

Date: August 10, 2007
Signature Page
Employment Agreement – Kelbel

Exhibit 3(j)
Option Vesting and Exercise Provisions
Termination of Employment.
1. In the event the employment of the Employee is terminated by the Employee for Good Reason (as such term is defined in the Employment Agreement between the Company and the Employee entered into on August 10, 2007 but effective as of the 1st day of March, 2007 (the “Employment Agreement”)) or by the Company without Cause (as such term is defined in the Employment Agreement), the Employee shall have the right to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, to the full extent of this option at any time within the unexpired term of this option.
2. In the event the employment of the Employee is terminated for Cause or by Employee without Good Reason, the Employee shall have the right at any time within thirty (30) days after the termination of such employment or, if shorter, during the unexpired term of this option, to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, but only to the extent this option was otherwise exercisable in accordance with Paragraph 4 hereof as of the date of such termination of employment.
3. In the event the employment of the Employee is terminated by reason of Disability, then the Employee shall have the right to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, to the full extent of this option at any time within the unexpired term of this option.
4. In the event of the death of the Employee while in the employ of the Company or the Subsidiaries, this option may be exercised for the full number of shares not previously exercised, or any portion thereof, except as to the issuance of fractional shares, to the full extent of this option at any time within the unexpired term of this option, by the person or persons to whom the Employee’s rights under this option shall pass by the Employee’s will or by the laws of descent and distribution, whichever is applicable.
5. In the event the Employee terminates his employment on a Change of Control (as defined in the Employment Agreement), then the Employee shall have the right to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, to the full extent of this option at any time within the unexpired term of this option.
Exhibit 3(j)